Exhibit 10.3
Colonial Properties Trust
Trustee Compensation Policy
Annual Trustee compensation for 2007 shall be as follows:

Non-Employee Trustees	2007
Annual Retainer – Board Members	$22,500

Annual Retainer – Audit Committee Chairman	$15,000

Annual Retainer – Executive Compensation Committee Chairman	$7,500

Annual Retainer – Executive Committee Chairman	$7,500

Annual Retainer – Governance Committee Chairman	$7,500

Annual Retainer – Lead Trustee	$15,000

Per Board Meeting Attended in Person	$1,750	*

Per Board Meeting Attended by Telephone	$1,000

Committee Members (other than Chairman):

Per Committee Meeting Attended in Person	$1,250	*

Per Committee Meeting Attended by Telephone	$1,000

Committee Chairman:

Per Committee Meeting Attended in Person or by Telephone	$1,750	*

*	Plus out of pocket expenses.
     Non-employee trustees can elect to receive common shares in lieu of all or a portion of annual board and committee fees pursuant to the Company’s Non-Employee Trustee Share Plan. Common shares received in lieu of fees under such plan shall have a fair market value equal to 125% of the amount of fees foregone.
     Non-employee trustees also receive an option to purchase 5,000 common shares upon election to the board, and an additional option to purchase 5,000 common shares following each annual election of trustees that occurs after the trustee has completed at least one year of service. These options are issued under the Company’s Third Amended and Restated Employee Share Option and Restricted Share Plan. The options vest one year after the date of the grant, at an exercise price equal to the fair market value on the day of the grant.
     Non-employee trustees further receive a grant of $10,000 of restricted shares following each annual election of trustees that occurs after the trustee has completed at least one year of service. The restricted shares are issued under the Company’s Third Amended and Restated Employee Share Option and Restricted Share Plan. The restricted shares are valued based on the fair market value on the day of the grant and vest one year after the date of grant.
     Employee trustees are not entitled to any additional compensation for their service as trustees.

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